UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Selsor, James L.
   1900 Gallows Road
   Vienna, VA  22182
   U.S.
2. Date of Event Requiring Statement (Month/Day/Year)
   7/23/98
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   GRC International, Inc.
   GRH
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock, $.10 par value               |8649.7888(1)          |(D)             |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Employee Stock Option   |(2)      |11/04/04 |Common Stock           |6,000    |$15.44    |(D)          |                           |
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Employee Stock Option   |(2)      |9/21/05  |Common Stock           |10,000   |$23.19    |(D)          |                           |
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Employee Stock Option   |(2)      |9/26/06  |Common Stock           |6,250    |$18.313   |(D)          |                           |
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Employee Stock Option   |(2)      |7/24/07  |Common Stock           |10,000   |$5.50     |(D)          |                           |
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Cash Comp Replacement Op|(3)      |(3)      |Common Stock           |988      |(4)       |(D)          |                           |
tion                    |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
(1) Includes 252.377 shares in the Company's Deferred Income Plan and 196.4118 shares in the Company's
Employee Stock Purchase Plan; (2) 50% exercisable 2 years after grant; 75% exercisable 3 years after grant; and
100% exercisable 4 years after grant; (3) Options granted in lieu of salary or bonus otherwise payable. 80%
exercisable upon grant; 90% exercisable 2 years after grant; 95% exercisable 3 years after grant; and 100%
exercisable 4 years after grant, no fixed expiration date, exercisable for 3 years after employee's termination; (4)
Execise prices ranging from $5.07 to
$9.429.